Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Amendment No. 1 to Form S-4 of Cyclo Therapeutics, Inc. of our report dated March 17, 2023, which includes an explanatory paragraph relating to the Cyclo Therapeutics, Inc.’s ability to continue as a going concern, relating to the financial statements of Cyclo Therapeutics, Inc., as of and for the year ended December 31, 2022, appearing in the Joint Proxy Statement/Prospectus, which is part of this Registration Statement.

We also consent to the reference to our firm under the heading “Experts” in such Joint Proxy Statement/Prospectus.

/s/ WithumSmith+Brown, PC

East Brunswick, New Jersey
November 19, 2023